As filed with the Securities and Exchange Commission on November 23, 2010

Registration No. 333-162662

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO

FORM S-8

REGISTRATION STATEMENT
Under the Securities Act of 1933

AGA MEDICAL HOLDINGS, INC.

(Exact name of Company as specified in its charter)

Delaware	41-1815457
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

5050 Nathan Lane North
Plymouth, MN 55442
Telephone: (763) 513-9227

(Address including zip code, and telephone number, including area code, of principal executive offices)

AGA MEDICAL HOLDINGS, INC. 2006 EQUITY INCENTIVE PLAN

AGA MEDICAL HOLDINGS, INC. 2008 EQUITY INCENTIVE PLAN

AGA MEDICAL HOLDINGS, INC. 2008 EMPLOYEE STOCK PURCHASE PLAN

(Full titles of the plans)

Pamela S. Krop
Vice President and Secretary
AGA Medical Holdings, Inc.
5050 Nathan Lane North
Plymouth, MN 55442

(Name and address of agent for service)

(763) 513-9227

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐

(Do not check if a smaller reporting company)

TERMINATION OF REGISTRATION

This Post-Effective Amendment No. 1, filed by AGA Medical Holdings, Inc., a Delaware corporation (the “Company”), deregisters all shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), that had been registered for issuance under the Company’s 2006 Equity Incentive Plan, 2008 Equity Incentive Plan and 2008 Employee Stock Purchase Plan on the Company’s Registration Statement on Form S-8 (File No. 333-162662) (the “Registration Statement”) that remain unsold upon the termination of the sale of shares covered by the Registration Statement.

On November 18, 2010 pursuant to an Agreement and Plan of Merger and Reorganization, dated as of October 15, 2010, by and among the Company, St. Jude Medical, Inc., a Minnesota corporation (“Parent”), and Asteroid Subsidiary Corporation, a Delaware corporation and indirect-wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation (the “Merger”).  After completion of the Merger and pursuant to the Merger Agreement, on November 18, 2010 the Parent caused the Company to be merged with and into Asteroid Holdings, Inc., a Delaware corporation and direct wholly-owned subsidiary of Parent (“Holdings”), with Holdings continuing as the surviving corporation under the continuing name “AGA Medical Holdings, Inc.”

As a result of the Merger, the Company has terminated all offerings of its Common Stock pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any shares of the Company’s Common Stock which remain unsold at the termination of the offering, the Company hereby removes from registration all shares of its Common Stock under the Registration Statement which remained unsold as of the effective time of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Plymouth, State of Minnesota, on November 22, 2010.

AGA MEDICAL HOLDINGS, INC.

By:	/s/ Pamela S. Krop
Name:	Pamel S. Krop
Title:	Vice President and Secretary